Exhibit (a)(1)(i)

THE OFFERS TO PURCHASE

PERMAL HEDGE STRATEGIES FUND I (THE “FUND”)

DATED SEPTEMBER 26, 2013

OFFER TO PURCHASE UP TO $2,744,622 OF

INSTITUTIONAL SHARES AT NET ASSET VALUE AS OF THE VALUATION DATE

AND

OFFER TO PURCHASE UP TO $2,611 OF

SERVICE SHARES AT NET ASSET VALUE AS OF THE VALUATION DATE

THE OFFERS WILL EXPIRE AT 11:59 PM NEW YORK CITY TIME ON OCTOBER 25, 2013, UNLESS THE OFFERS ARE EXTENDED

THESE OFFERS TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFERS”) ARE BEING MADE TO ALL SHAREHOLDERS AND ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. THE INSTITUTIONAL SHARES AND THE SERVICE SHARES ARE COLLECTIVELY REFERRED TO AS THE “SHARES.”

NONE OF THE FUND, ITS BOARD OF TRUSTEES, LEGG MASON PARTNERS FUND ADVISOR, LLC, THE FUND’S INVESTMENT ADVISER, PERMAL ASSET MANAGEMENT LLC, THE FUND’S SUBADVISER, OR PERMAL HEDGE STRATEGIES PORTFOLIO (THE “MASTER FUND”) MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFERS. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFERS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THESE OFFERS ARE LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT

Any shareholder of the Fund (“Shareholder”) desiring to tender any portion of his or her Shares to the Fund should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal for the tendered Shares, signature guarantees, and any other required documents to The Bank of New York Mellon (the “Depositary”). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of the Offers to Purchase and the Letter of Transmittal may be directed to the Depositary in the manner set forth on the last page of these Offers to Purchase.

If you do not wish to tender your Shares, you need not take any action.

September 26, 2013

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the tender offers. To understand the Offers (as defined below) fully and for a more complete discussion of the terms and conditions of the Offers, you should read carefully the entire Offers to Purchase and the related Letter of Transmittal.

What is the tender offer?

The Board of Trustees of Permal Hedge Strategies Fund I (the “Fund”) has authorized (i) a tender offer to purchase up to 25% of the Fund’s outstanding Institutional Shares, or up to $2,744,622 of Institutional Shares, at a price per Institutional Share equal to the net asset value per Institutional Share as of 5:00 pm New York City time on the Valuation Date (as defined below), which is currently expected to be December 31, 2013 and (ii) a tender offer to purchase up to 25% of the Fund’s outstanding Service Shares, or up to $2,611 of Service Shares, at a price per Service Share equal to the net asset value per Service Share as of 5:00 pm New York City Time on the Valuation Date, which is currently expected to be December 31, 2013, upon specified terms and subject to conditions as set forth in the tender offer documents. The Institutional Shares and the Service Shares are referred to collectively as the “Shares.” Shares are not traded on any established trading market and are subject to strict restrictions on transferability as disclosed in the Fund’s Service Share Prospectus and Institutional Share Prospectus, each dated July 12, 2013, as amended (referred to together herein as the “Prospectus”).

The Fund invests substantially all of its assets in Permal Hedge Strategies Portfolio (the “Master Fund”), a separate closed-end, non-diversified management investment company. Substantially all portfolio investments for the Fund are made at the Master Fund level. This structure is referred to as a “master-feeder” structure. The Master Fund will make a tender offer to the Fund to repurchase interests in the Master Fund approximately equivalent in value to the value of the Shares that the Fund is offering to repurchase.

Shareholders should realize that the value of the Shares tendered in these Offers likely will change between the last time net asset values were calculated and the Valuation Date, the date as of which the value of the Institutional Shares or Service Shares, as applicable, tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offers. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through the Valuation Date.

When will the tender offers expire, and may the offers be extended?

The tender offers will expire at 11:59 p.m., New York City time, on October 25, 2013, unless extended. Because of the frequency with which the Fund anticipates making repurchase offers and the regulatory requirements relating to such offers, the Fund is unlikely to extend the period the Offers remain open to Shareholders. The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offers. See Section 1 of the Offers to Purchase.

What are the net asset values per share of the Institutional Shares and the Service Shares as of a recent date?

As of July 31, 2013, the net asset value per Service Share was $4.35. As of July 31, 2013, the net asset value per Institutional Share was $4.39. As of July 31, 2013, there were approximately 2,501,603 Institutional Shares issued and outstanding and approximately 2,400 Service Shares issued and outstanding.

Will the net asset values be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset values at a future date, but you should realize that net asset values on the date the purchase price for tendered shares is to be determined may be higher or lower than the net asset values on July 31, 2013.

How do I tender my Shares?

You should obtain the tender offer materials, including the Offers to Purchase and the related Letter of Transmittal, read them, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on October 25, 2013 (unless the tender offers have been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of this Offer to Purchase.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offers.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., New York City time on October 25, 2013 (or if the Offers are extended, at any time prior to 11:59 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the offers expire (including any extension period). See Section 4 of the Offers to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Shareholder who tendered the shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of the Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

With respect to Institutional Shares, no. A holder of Service Shares tendering for repurchase only a portion of such Shareholder’s Shares will be required to maintain a minimum account balance of $25,000 in the Fund after giving effect to the repurchase. The minimum account balance requirement may be waived by the Fund, in its sole discretion. The Fund reserves the right to reduce the amount to be repurchased from a holder of Service Shares so that the required minimum account balance is maintained, or to accommodate operational limitations of a dealer.

What if more than $2,744,622 of Institutional Shares or $2,611 of Service Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Institutional Shares or Service Shares, as applicable, from tendering Shareholders pursuant to the terms and conditions of the Offers on a pro rata basis (disregarding fractions) in accordance with the number of Institutional Shares or Service Shares, as applicable, tendered by each Shareholder (and not timely withdrawn), unless the Fund determines not to purchase any Institutional Shares or Service Shares, as applicable, in the event that the conditions described in Section 12 of the Offers to Purchase are not met. The Fund’s present intention, if the Offers are oversubscribed, is not to purchase more than $2,744,622 of Institutional Shares or $2,611 of Service Shares, as applicable. See Section 1 of the Offers to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own, subject to the Fund’s minimum account balance requirement discussed above with respect to the Service Shares.

Does the Fund have the financial resources to make payment?

Yes. The Fund does not expect to borrow money to finance the purchase of any tendered Shares. See Section 5 of the Offers to Purchase.

Will there be additional opportunities to tender my Shares?

As disclosed in the Fund’s Prospectus, Legg Mason Partners Fund Advisor, LLC, the Fund’s Investment Adviser (the “Investment Adviser”), in consultation with Permal Asset Management LLC, the Fund’s Subadviser (the “Subadviser”), expects that generally it will recommend to the Board of Trustees that the Fund repurchase Shares from Shareholders quarterly. The Fund anticipates that each such repurchase offer will generally be limited to between 5% and 25% of the net assets of the Fund, subject to modification in the absolute discretion of the Board of Trustees.

Is my sale of Shares in the tender offers a taxable transaction for U.S. federal income tax purposes?

For most Shareholders, yes. The sale of Shares pursuant to the tender offers by U.S. Shareholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 7 of the Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Shareholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offers and purchase all Shares tendered up to the maximum of $2,744,622 of Institutional Shares or $2,611 of Service Shares, as applicable?

The Fund has the right to cancel, amend or postpone these Offers at any time before 11:59 pm, New York City time, on October 25, 2013. In addition, there are certain circumstances in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of the Offers to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 12 of the Offers to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

Promptly after the Valuation Date, the Fund will, if requested by a Shareholder, give to such Shareholder whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares. The Promissory Note will be held for the Shareholder in the Shareholder’s account with an authorized dealer designated for that purpose and will entitle the Shareholder to receive a payment in cash and/or securities.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Fund or on Shareholders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Shareholders that the Fund cannot liquidate itself prior to making the distributions.

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for a partial repurchase of an investor’s Shares will be made within 45 days of the Valuation Date.

Payment for a full repurchase of an investor’s Shares will be made at two separate times.

The initial payment, in the case of a full repurchase of an investor’s Shares, will be an amount equal to at least 95% of the estimated value of the repurchased Shares, determined as of the Valuation Date. The initial payment will be made within 45 days of the Valuation Date.

The second and final payment, in the case of a full repurchase of an investor’s Shares, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Master Fund has invested), over (2) the initial payment. The final payment will be made within 90 days of the Valuation Date.

The Promissory Note is non-interest bearing and non-transferrable.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Shareholders to participate in the tender offers, and will management participate in the tender offers?

None of the Fund, its Board of Trustees, the Investment Adviser, the Subadviser or the Master Fund makes any recommendation to tender or not to tender Shares in the tender offers. The Fund has been advised that no trustee or officer of the Fund intends to tender Shares. See Section 6 of the Offers to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Depositary, at (866) 211-4521. Requests for additional copies of the Offers to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Depositary.

TO THE SHAREHOLDERS OF INSTITUTIONAL SHARES AND SERVICE SHARES OF PERMAL HEDGE

STRATEGIES FUND I

INTRODUCTION

Permal Hedge Strategies Fund I, a Maryland statutory trust (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase (i) up to 25% of the Fund’s outstanding Institutional Shares, par value $0.00001 per share (the “Institutional Shares”) or up to $2,744,622 in the aggregate (the “Institutional Shares Offer Amount”) of its Institutional Shares, at a price (the “Institutional Share Purchase Price”) per Share equal to the net asset value in U.S. Dollars (“NAV”) per Institutional Share as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be December 31, 2013, upon the terms and subject to the conditions set forth in the Offers to Purchase and in the related Letter of Transmittal (which together constitute the “Institutional Shares Offer”) and (ii) up to 25% of the Fund’s outstanding Service Shares, par value $0.00001 per share (the “Service Shares”) or up to $2,611 in the aggregate (the “Service Shares Offer Amount”) of its Service Shares, at a price (the “Service Share Purchase Price”) per Share equal to NAV per Service Share as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be December 31, 2013, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Service Shares Offer”). The Institutional Shares Offer and the Service Shares Offer are collectively referred to as the “Offers.” The depositary for the Offers is The Bank of New York Mellon (the “Depositary”). The Fund has provided materials for the Offers to record holders on or about September 26, 2013.

THESE OFFERS ARE BEING EXTENDED TO ALL SHAREHOLDERS OF THE FUND AND ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THE OFFERS TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER, THE SUBADVISER OR THE MASTER FUND MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFERS. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFERS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THESE OFFERS ARE LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

As of July 31, 2013, there were 2,501,603 Institutional Shares issued and outstanding and 2,400 Service Shares issued and outstanding, the NAV per Institutional Share was $4.39 and the NAV per Service Share was $4.35. Shareholders may contact the Depositary at its number, (866) 211-4521, to obtain the estimated current NAVs for the Institutional Shares and the Service Shares.

Any Shares acquired by the Fund pursuant to the Offers will be retired automatically and will have the status of unissued shares. Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

1. Terms of the Offers; Termination Date. Upon the terms and subject to the conditions set forth in the Offers, the Fund will accept for payment, and pay for, (i) up to 25% of the Fund’s outstanding Institutional Shares and (ii) up to 25% of the Fund’s outstanding Service Shares validly tendered on or prior to 11:59 p.m., New York City time, on October 25, 2013, or such later date to which the Offers are extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Institutional Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Institutional Shares Offer Amount, the Fund will, upon the terms and conditions of the Institutional Shares Offer, purchase all Institutional Shares so tendered. If more than 25% of the Fund’s outstanding Institutional Shares are duly tendered pursuant to the Institutional Shares Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Institutional Shares in the event that the conditions described in Section 12 of the Offers to Purchase are not met, the Fund will purchase Institutional Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Institutional Shares Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Institutional Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Institutional Shares Offer and increasing the number of Institutional Shares covered thereby by reason of more than 25% of the Fund’s outstanding Institutional Shares having been tendered.

If the number of Service Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Service Shares Offer Amount, the Fund will, upon the terms and conditions of the Service Shares Offer, purchase all Service Shares so tendered. If more than 25% of the Fund’s outstanding Service Shares are duly tendered pursuant to the Service Shares Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Service Shares in the event that the conditions described in Section 12 of the Offers to Purchase are not met, the Fund will purchase Service Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Service Shares Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Service Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Service Shares Offer and increasing the number of Service Shares covered thereby by reason of more than 25% of the Fund’s outstanding Service Shares having been tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offers are open by giving oral or written notice of such extension. If the Fund makes a material change in the terms of the Offers or the information concerning the Offers, or if it waives a material condition of the Offers, the Fund will extend the Offers to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offers, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offers, the Fund will pay the consideration offered or return the tendered securities after the termination or withdrawal of the Offers in accordance with the terms as set forth in the Prospectus and Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offers, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, subsequent to the Valuation Date in accordance with the procedures set forth below. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part with any applicable law.

The purchase price of the Institutional Shares and Service Shares will equal their respective NAVs as of 5:00 pm New York City time on the date as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offers. Promptly after the Valuation Date, the Fund will, if requested by a Shareholder, give to such Shareholder whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares. The Promissory Note is non-interest bearing and non-transferable.

Payment for a partial repurchase of an investor’s Shares will be made within 45 days of the Valuation Date.

The initial payment (the “Initial Payment”), in the case of a full repurchase of an investor’s Shares, will be an amount equal to at least 95% of the estimated value of the repurchased Shares, determined as of the Valuation Date. The Initial Payment will be made within 45 days of the Valuation Date.

The second and final payment (the “Final Payment”), in the case of a full repurchase of an investor’s Shares, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Master Fund has invested), over (2) the Initial Payment. The Final Payment will be made within 90 days of the Valuation Date.

Payment for Shares accepted for payment pursuant to the Offers will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance if making a cash payment would result in a material adverse effect on the Fund or on Shareholders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Shareholders that the Fund cannot liquidate itself prior to making the distributions.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offers until at least five business days after the Termination Date.

A holder of Service Shares tendering for repurchase only a portion of the Shareholder’s Service Shares will be required to maintain a minimum account balance of $25,000 in the Fund after giving effect to the repurchase. The minimum account balance requirement may be waived by the Fund, in its sole discretion. The Fund reserves the right to reduce the amount to be repurchased from a holder of Service Shares so that the required minimum account balance is maintained, or to accommodate operational limitations of a dealer.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offers for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offers.

Tendering Shareholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund calculates the NAV of its Shares on a monthly basis as of the first business day of each month. As of July 31, 2013, the NAV per Service Share was $4.35 and the NAV per Institutional Share was $4.39.

3. Procedure for Tendering Shares. For a Shareholder validly to tender Shares pursuant to the Offers, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of the Offers to Purchase.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, but excluding those registered Shareholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 7) unless the U.S. Shareholder provides such U.S. Shareholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Shareholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Depositary that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an applicable Internal Revenue Service (“IRS”) Form W-8 (generally, an IRS Form W-8BEN or W-8ECI). Such statements can be obtained from the Depositary.

To prevent backup U.S. federal income tax withholding, each U.S. Shareholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the Shareholder’s correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal.

For a discussion of certain federal income tax consequences to tendering U.S. Shareholders, see Section 7.

Withholding for Non-U.S. Shareholders. Even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offers are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due (See Section 7). Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offers or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Subadviser, the Master Fund or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offers (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offers will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares and (ii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offers.

The method of delivery of all required documents is at the election and risk of each tendering Shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offers may be withdrawn at any time prior to the Termination Date (October 25, 2013), unless extended.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of the Offers to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Subadviser, the Master Fund, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offers. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of the Offers to Purchase at any time prior to the Termination Date.

5. Source and Amount of Funds; Effect of the Offers. The actual cost of the Offers to the Fund cannot be determined at this time because the number of Institutional Shares and the number of Service Shares to be purchased will depend on the numbers tendered, and the price will be based on the NAV per Institutional Share or Service Share, as applicable, on the Valuation Date (which is currently expected to be December 31, 2013), unless extended.

The monies to be used by the Fund to purchase Shares pursuant to the Offers will be obtained from cash, withdrawals of capital from the Master Fund and/or sales of securities in the Fund’s investment portfolio, if any. Payments for repurchased Shares may require the Master Fund to liquidate portfolio holdings in investment funds earlier than the Investment Adviser otherwise would liquidate such holdings, potentially resulting in losses and reduced tax efficiency and increasing the Fund’s portfolio turnover. The Investment Adviser intends to take measures to attempt to avoid or reduce such potential losses and turnover. Depending on the dollar amount of the Shares tendered and the prevailing economic and market conditions, the Fund and the Master Fund may, but need not, maintain cash or the Fund and the Master Fund may, in their discretion, seek to borrow money to fund all or a portion of any repurchase. Any such borrowing could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

The offers may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAVs and Consideration Received by Tendering Shareholders. The NAV per Institutional Share or Service Share, as applicable, is largely dependent on the value of the interests in the Master Fund in which the Fund invests. If a decline occurs in the value of the interests in the Master Fund, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Valuation Date. Because the price per Institutional Share and Service Share to be paid in the Offers will be respectively dependent upon the NAV per Institutional Share and the NAV per Service Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Shareholders would be reduced.

Because the Fund will not know the prices at which the Shares accepted for tender will be repurchased until the Valuation Date, the Fund will not know until the Valuation Date the amount of cash required to pay for such Shares.

Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell interests in the Master Fund to finance the Offers. The Master Fund may be required to liquidate holdings in its investment portfolio in order to raise the cash necessary to finance any such sale by the Fund. If the Master Fund’s tax basis for the assets sold is less than the sale proceeds received by the Master Fund, the Master Fund will generally recognize capital gains, which gains would then be allocated to the Fund (as a partner in the Master Fund) for U.S. tax purposes. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on assets held for one year or less, which would generate income taxable to the non-tendering Shareholders at ordinary income rates. It is impossible to predict what the amount of unrealized gains or losses would be in the Master Fund’s portfolio at the time that the Master Fund would liquidate portfolio holdings (and hence the amount of capital gains or losses that may be realized and recognized). As of July 31, 2013, there was net unrealized appreciation of $3,142,603 in the Master Fund’s portfolio as a whole.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offers will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 7 of the Offers to Purchase.

Any sales of securities by the Master Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders.

6. Purpose of the Offers; Plans or Proposals of the Fund. The Board of Trustees of the Fund has authorized (i) a tender offer to purchase up to 25% of the Fund’s outstanding Institutional Shares, or up to $2,744,622 of Institutional Shares, at a price per Institutional Share equal to the NAV per Institutional as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be December 31, 2013 and (ii) a tender offer to purchase up to 25% of the Fund’s outstanding Service Shares, or up to $2,611 of Service Shares, at a price per Service Share equal to the NAV per Service Share as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be December 31, 2013, upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market and are subject to strict restrictions on transferability as disclosed in the Fund’s Prospectus.

The purpose of these Offers is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Prospectus. Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offers are in the best interests of Shareholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Fund intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offers will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares, absent offsetting new investment by other investors. Shareholders that retain their Shares may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.

Any Shares acquired by the Fund pursuant to the Offers will be retired automatically and will have the status of unissued shares.

Except as set forth herein, neither the Fund nor the Master Fund has any present plans or proposals nor is engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or the Master Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s or the Master Fund’s operations and for purposes of funding the Offers, any purchase, sale or transfer of a material amount of assets of the Fund or the Master Fund or any of their respective subsidiaries; (c) any material change in the Fund’s or the Master Fund’s present dividend policies, or indebtedness or capitalization of the Fund or the Master Fund; (d) changes to the present Board of Trustees or management of the Fund or the Master Fund, including changes to the number or the term of members of their respective Boards of Trustees, the filling of any existing vacancies on their respective Boards of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s or the Master Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s or the Master Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund or the Master Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund or the Master Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s or the Master Fund’s respective obligations to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund or the Master Fund, or the disposition of securities of the Fund or the Master Fund; or (j) any changes in the Fund’s or the Master Fund’s Declaration of Trust, By laws or other governing instruments or other actions that could impede the acquisition of control of the Fund or the Master Fund.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER, THE SUBADVISER OR THE MASTER FUND, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERS, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offers. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offers. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offers in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Shareholder means a Shareholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is neither a U.S. Shareholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Shareholders. An exchange of Shares for cash in the Offers will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Shareholder will, depending on such Shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offers generally will be treated as a sale or exchange if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Shareholder, or (c) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offers generally will result in a “substantially disproportionate” redemption with respect to a Shareholder if the percentage of the Fund’s then outstanding voting stock owned by the Shareholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Shareholder determined immediately before the sale. The sale of Shares pursuant to the Offers generally will be treated as “not essentially equivalent to a dividend” with respect to a Shareholder if the reduction in the Shareholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Shareholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offers and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offers will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Shareholder’s Shares and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder.

If the payment for any purchase of Shares pursuant to the Offers is treated as a taxable dividend to the selling Shareholder rather than as an exchange, the other Shareholders, including the non-tendering Shareholders, could be deemed to have received taxable stock distributions under certain circumstances. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offers.

Non-U.S. Shareholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offers are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S.

Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Any sales of securities by the Master Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Shareholders.

The tax discussion set forth above is included for general information only. Each Shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offers, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the period from April 1, 2012 through March 31, 2013 appear in the Fund’s Annual Report to Shareholders for the period ended March 31, 2013. The Annual Report has previously been provided to Shareholders of the Fund and is incorporated by reference herein. Copies of the Annual Report can be obtained for free at the website of the SEC (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Adviser and the Subadviser. The Fund is a closed-end, non-diversified management investment company organized as a Maryland statutory trust. The Fund commenced investment operations on February 1, 2012. The Fund offers its Shares on a continuous basis. Unlike most closed end funds, the Fund’s shares are not listed on a national securities exchange. Instead, the Fund expects to provide Shareholders with limited liquidity through periodic tender offers for Shares. The Fund’s investment objective is to seek long-term capital appreciation while attempting to reduce risk and volatility. The Fund invests substantially all of its assets in the Master Fund, a separate closed-end, non-diversified management investment company with the same investment objective as the Fund. This structure is referred to as a “master-feeder” structure. In seeking to achieve its objective, the Fund will provide its Shareholders, through investment in the Master Fund, with access to a broad range of investment strategies with a global fixed income focus, which may include, but are not limited to, global fixed income strategies (e.g., U.S. and non-U.S. fixed income hedge, convertible arbitrage, fixed income arbitrage, asset-backed securities, long-only, high yield, emerging markets debt), global event-driven strategies (e.g., risk arbitrage, distressed debt, special situations, activists) and global macro strategies (e.g., discretionary, systematic, natural resources) and, to a lesser extent, equity long/short strategies. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, New York, New York 10018. The Fund’s business telephone number is 1-800-822-5544.

The Investment Adviser is a wholly-owned subsidiary of Legg Mason, Inc. The Investment Adviser is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”). The Investment Adviser has served as Investment Adviser since the commencement of operations. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, New York, 10018. The Fund is sub-advised by Permal Asset Management LLC, an affiliate of the Investment Adviser.

Legg Mason Inc. (“Legg Mason”), an affiliate of the Investment Adviser and the Subadviser, currently owns a majority of the Fund’s outstanding Shares. As a result, Legg Mason may be deemed to control the Fund until it owns less than 25% of the outstanding Shares. The principal business address of Legg Mason is 100 International Drive, Baltimore, Maryland, 21202.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed the Offers to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. The Trustees and executive officers of the Fund and the aggregate number and percentage of the Institutional Shares and Service Shares each of them beneficially owns as of July 31, 2013 is set forth in the table below. The address of each of them is in care of the Fund at 620 Eighth Avenue, New York, NY 10018. The aggregate number and percentage of the Institutional Shares and Service Shares owned beneficially by Legg Mason as of July 31, 2013 is set forth in the table below. The principal business address of Legg Mason is 100 International Drive, Baltimore, Maryland, 21202.

Name and Position	Number of Institutional Shares Beneficially Owned	Percentage of Institutional Shares Beneficially Owned	Number of Service Shares Beneficially Owned	Percentage of Service Shares Beneficially Owned
Non-Interested Trustees:
Carol L. Colman	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Daniel P. Cronin	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Paolo M. Cucchi	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Leslie H. Gelb	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
William R. Hutchinson	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Eileen Kamerick	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Riordan Roett	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees
Jeswald W. Salacuse	0	0%	0	0%
Trustee and Member of the Audit and Nominating Committees

Interested Trustee:
Kenneth D. Fuller	0	0%	0	0%
Trustee, Chairman, President and Chief Executive Officer

Officers:
Kenneth D. Fuller	0	0%	0	0%
Trustee, Chairman, President and Chief Executive Officer
Richard F. Sennett	0	0%	0	0%
Principal Financial Officer
Ted P. Becker	0	0%	0	0%
Chief Compliance Officer
Robert I. Frenkel	0	0%	0	0%
Secretary and Chief Legal Officer
Steven Frank	0	0%	0	0%
Treasurer
Thomas C. Mandia	0	0%	0	0%
Assistant Secretary
Vanessa A. Williams	0	0%	0	0%
Identity Theft Prevention Officer
Jeanne M. Kelly	0	0%	0	0%
Senior Vice President

Associates:
Legg Mason	2,005,306.844	80.16%	2,400.371	100.0%

The Fund is engaged in a continuous public offering, from time to time, of its Shares. Except for the issuance of Shares in the ordinary course of such public offering, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Trustees, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares, except for dividend reinvestments, during the past 60 days.

Other than as set forth in the Offers, neither the Fund nor the Master Fund nor, to the best of the Fund’s knowledge, any of the Fund’s or the Master Fund’s officers or Trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offers with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, no Trustee, officer or affiliate of the Fund or the Master Fund intends to tender Shares pursuant to the Offers.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offers pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offers to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offers. Notwithstanding any other provision of the Offer, the Fund will not commence the Offers or accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Shareholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Trustees of the Fund, impractical or inadvisable to proceed with the Offers, or (vi) any other event which, in the judgment of the Board of Trustees, would have a material adverse effect on the Fund if the Offers were consummated; or (c) the Board of Trustees of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Shareholders. The Fund will commence the Offers if they are delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offers may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offers are suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offers. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offers. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund for purposes of the Offers.

The Fund has retained The Bank of New York Mellon to act as Depositary. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offers are not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offers in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offers or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offers are currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offers cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offers, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Fund. The Letter of Transmittal and any other required documents should be sent by each Shareholder of the Fund to the Depositary as set forth below.

The Depositary for the Offers is:

The Bank of New York Mellon

Facsimile Copy Number: (508) 599-4117

For Account Information Call: (866) 211-4521

By Mail or Overnight Courier:

BNY Mellon Alternative Investment Servicing

Attn: Legg Mason Investor Servicing

19C-0204

400 Bellevue Parkway

Wilmington, DE 19809

Any questions or requests for assistance or additional copies of the Offers to Purchase, the Letter of Transmittal and other documents may be directed to the Depositary at its telephone number and location listed above.

PERMAL HEDGE STRATEGIES FUND I

SEPTEMBER 26, 2013